Exhibit 99.1
NEWS RELEASE

CONTACT:

Al Galgano
952-567-0295
Al.Galgano@spok.com

Spok Reports 2016 Third Quarter Operating Results;
Software Revenue Improves, Stable Wireless Trends

Board Declares Regular Quarterly Dividend

SPRINGFIELD, Va. (October 26, 2016) - Spok Holdings, Inc. (NASDAQ: SPOK), a global leader in critical communications, today announced operating results for the third quarter ended September 30, 2016. In addition, the Company’s Board of Directors declared a regular quarterly dividend of $0.125 per share, payable on December 9, 2016 to stockholders of record on November 18, 2016.
2016 Third-Quarter Results:
In the 2016 third quarter, consolidated revenue was $45.4 million, compared to $46.2 million in the third quarter of 2015. Software revenue was $18.4 million in the third quarter of 2016, compared to $16.8 million in the third quarter of 2015. Wireless revenue totaled $27.0 million in the third quarter, compared to $29.4 million in the prior-year quarter.
Net income for the third quarter of 2016 was $4.1 million, or $0.20 per diluted share, compared to $4.2 million, or $0.20 per diluted share, in the third quarter of 2015.
Third quarter EBITDA (earnings before interest, taxes, depreciation, amortization and accretion) totaled $9.3 million, or 20.4 percent of revenue, compared to EBITDA of $10.1 million, or 21.8 percent of revenue, in the third quarter of 2015.
Other key results and highlights for the third quarter included:

•
Software bookings for the 2016 third quarter were $18.7 million, up more than 11 percent from the prior year quarter. Third quarter bookings included $8.5 million of operations bookings and $10.2 million of maintenance renewals.

Spok.com

•	Software backlog totaled $38.8 million at September 30, 2016, generally in-line with the June 30, 2016 total of $39.5 million.

•
Of the $18.4 million in software revenue for the third quarter, $9.1 million was operations revenue and $9.3 million was maintenance revenue, compared to $7.9 million and $8.9 million, respectively, of the $16.8 million in software revenue in the third quarter of 2015.

•	The renewal rate for software maintenance in the third quarter of 2016 continued at greater than 99 percent.

•
The quarterly rate of paging unit erosion was 1.7 percent in the third quarter of 2016, compared to 1.5 percent in the year-earlier quarter. Net paging unit losses were 20,000 in the third quarter of 2016, relatively unchanged from 19,000 in the third quarter of 2015. Paging units in service at September 30, 2016 totaled 1,124,000, compared to 1,192,000 at the end of the prior year quarter.

•	The quarterly rate of wireless revenue erosion was just under 3 percent in the third quarter of 2016 versus 2.8 percent in the year-earlier quarter.

•	Total paging ARPU (average revenue per unit) was $7.63 in the third quarter of 2016, compared to $7.71 in the prior quarter and $7.82 in the year-earlier quarter.

•
Consolidated operating expenses (excluding depreciation, amortization and accretion) totaled $36.1 million in the third quarter of 2016, unchanged from the year-earlier quarter, and in-line with $35.8 million in the prior quarter.

•	Capital expenses were $1.4 million in the third quarter of 2016, compared to $1.3 million in the year-earlier quarter.

•	The number of full-time equivalent employees at September 30, 2016 totaled 598, compared to 600 at year-end 2015 and 605 at September 30, 2015.

•	Capital returned to stockholders in the third quarter of 2016 totaled $2.8 million, in the form of $2.6 million from dividends and $0.2 million from share repurchases.

•	The Company’s cash balance at September 30, 2016 was $122.5 million, up from $113.4 million at September 30, 2015, and $111.3 million at December 31, 2015.
2016 Year-to-Date Results:

Spok.com

Through the first nine months of 2016, consolidated revenue was $135.4 million, compared to $142.3 million through the first nine months of 2015. Software revenue totaled $52.3 million through the first three quarters of 2016, compared to $52 million in the prior year period. Wireless revenue totaled $83.1 million for the first nine months of 2016, compared to $90.3 million in the year-to-date 2015 period.
Net income for the nine-month period of 2016 was $11 million, or $0.53 per diluted share, compared to $11.5 million, or $0.53 per diluted share, in the 2015 year-to-date period.
Year-to-date 2016 EBITDA (earnings before interest, taxes, depreciation, amortization and accretion) totaled $27.2 million, or 20.1 percent of revenues, compared to $29.2 million, or 20.5 percent of revenue, in the 2015 year-to-date period.
Management Commentary:
“We are pleased with our performance in the third quarter of 2016. We have attained the majority of our 2016 operating goals while making tremendous progress executing on our long-term strategy to move from offering our customers ‘point solutions’, or single-product solutions, for call center software, alarm management and secure messaging to offering them a single integrated platform called Spok Care Connect®” said Vincent D. Kelly, chief executive officer. “Third quarter performance benefited from the investments we made to enhance and upgrade our product development team and tools, as well as our sales infrastructure and management. Throughout the remainder of 2016, and over the next several years, Spok will continue to make the necessary investments in the people, technology and marketing programs that will ensure the future success of our strategy. We will share more of these details during our third quarter review call tomorrow and over the course of the coming year.
“During the quarter, we saw strong performance in a number of key operating measures and year-over-year improvements in software revenue levels, sales bookings, and operating cash flow generation. Noteworthy in the third quarter, was a net income performance that was driven by EBITDA margins in excess of 20 percent. Overall, we continued to operate profitably, enhance our product offerings, and further strengthen our balance sheet. In the third quarter, strong cash flow generation allowed us to execute against our capital allocation strategy and add more than $5 million to our cash balances for the second quarter in a row.”

Spok.com

Commenting on software results, Kelly said: “We were very pleased to see the year-over-year and sequential improvements in software revenue levels in the third quarter. We believe that results such as these are validating our transition strategy as we pivot to a company that offers industry-leading software solutions.” Kelly attributed the ability to improve from prior quarter and year software revenue levels primarily to a more than 99 percent renewal rate on software maintenance contracts. Similar to Spok’s wireless revenue stream, software maintenance revenue is a largely recurring revenue stream that provides the Company with a more stable revenue and margin base.
Kelly said third quarter bookings of $18.7 million increased from $16.7 million in the prior year quarter, and included $10.2 million of maintenance renewals bookings, a record high for the third quarter. Additionally, the software backlog of $38.8 million at September 30th was in-line with the prior quarter level.   “We are encouraged as bookings included sales to both new and current customers, with existing customers adding products and applications to expand their portfolio of communications solutions.  Customer demand remained strongest for upgrades to call center solutions, healthcare applications to increase patient safety, and improved nursing workflows.”  Kelly added: “We continue to see growing demand for our software solutions for critical smartphone communications, secure texting, and emergency management, as well as clinical alerting, and we are proud to be working with more than 1,900 hospitals.”
“During the quarter, we also initiated several new client relationships with organizations such as Union Hospital in Maryland and Medical Center Hospital of Odessa, Texas. In September, we were also very proud to announce our ongoing partnership with Progility Technologies, an Australia-based enterprise integrator of unified communications solutions. Together, Spok and Progility help solve challenges across different areas and departments of the hospital as they migrate from multiple and disjointed systems to one unified technology platform, Spok Care Connect®. Finally, we took steps to further enhance our strong management team. In early July, we announced the appointment of Dr. Nat’e Guyton as Spok’s Chief Nursing Officer, and earlier this month we announced the appointment of Dr. Andrew Mellin as our Chief Medical Officer. Together, these industry veterans form an essential clinical leadership team for Spok, focused on using communication technologies to enable more effective workflow approaches that complement a health system’s investment in electronic records.”

Spok.com

The Company posted solid results for its wireless products and services in the third quarter. Gross pager placements of 34,000 were in-line with the year-earlier quarter and prior quarter levels, while gross disconnects of 54,000 was slightly improved from 55,000 in the third quarter of 2015. “As a result, annual net pager losses continue to perform better than expected, and averaged 5.7 percent in the third quarter, in-line with the level of annual net pager losses we saw in the prior quarter,” continued Kelly. “Overall, wireless sales efforts continued to focus primarily on our core market segments of Healthcare, Government and Large Enterprise, which represented approximately 91.8 percent of our subscriber base and 89.6 percent of our paging revenue at quarter end. Healthcare comprised 78.6 percent of our subscriber base, and continued to be our best performing market segment with the highest rate of gross placements and lowest rate of unit disconnects.”
Spok returned capital to stockholders, totaling $2.8 million, in the third quarter of 2016. During the period, the Company paid $2.6 million in dividends and repurchased 13,884 shares of common stock, totaling $0.2 million, under its stock buy-back program. Kelly added, “In 2016 we remain committed to the promise we made, at the beginning of the year, to return $21 million to our shareholders through our multi-faceted capital allocation strategy, which includes dividends and share repurchases.”
Shawn E. Endsley, chief financial officer, said: “Continued expense management and financial discipline have allowed us to invest in our business for long-term growth. Our ability to align our expense base with the market demand we are seeing and drive high renewal rates in our recurring revenue categories, helped Spok maintain solid operating cash flow and operating margins in the quarter. We also strengthened our balance sheet, recording a cash balance of $122.5 million at September 30, 2016, and continued to operate as a debt-free company at quarter-end.”
Business Outlook:
Commenting on the Company’s previously provided financial guidance for 2016, Endsley noted: “As a result of the solid performance we saw in the third quarter, we are maintaining the 2016 guidance range that we provided last quarter and we look forward to presenting our expectations for 2017 when we release our 2016 fourth quarter results.” With regard to financial guidance for 2016, Endsley reiterated that the Company expects total revenue to range from $174 million to $192 million,

Spok.com

operating expenses (excluding depreciation, amortization and accretion) to range from $153 million to $159 million, and capital expenditures to range from $6 million to $8 million.
* * * * * * * * *
2016 Third-Quarter Call and Replay:
Spok plans to host a conference call for investors to discuss its 2016 third quarter results at 10:00 a.m. ET on Thursday, October 27, 2016. Dial-in numbers for the call are 785-830-7990 or 800-768-6544. The pass code for the call is 9503905. A replay of the call will be available from 1:00 p.m. ET on October 27, 2016 until 1:00 p.m. ET on Thursday, November 10, 2016. To listen to the replay, please register at http://tinyurl.com/spokQ3earningsreplay. Please enter the registration information, and you will be given access to the replay.

* * * * * * * * *
About Spok
Spok, Inc., a wholly owned subsidiary of Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Springfield, Va., is proud to be the global leader in critical communications for healthcare, government, public safety, and other industries. We deliver smart, reliable solutions to help protect the health, well-being, and safety of people around the globe.  Our customers send over 100 million messages each month through their Spok® solutions, and they rely on Spok for workflow improvement, secure texting, paging services, contact center optimization, and public safety response.  When communications matter, Spok delivers.
Spok is a trademark of Spok Holdings, Inc.
Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Spok’s future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Spok’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, continued demand for our software products and services, our ability to develop additional software solutions

Spok.com

for our customers and manage our development as a global organization, the ability to manage operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, competition from other software providers, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although Spok believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Spok disclaims any intent or obligation to update any forward-looking statements.

Tables to Follow

Spok.com

SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (a)
(Unaudited and in thousands except share, per share amounts and ARPU)

	For the three months ended		For the nine months ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015
Revenue:
Wireless	$27,024	$29,375	$83,055	$90,287
Software	18,331	16,806	52,322	52,002
Total revenue	45,355	46,181	135,377	142,289
Operating expenses:
Cost of revenue	7,639	7,871	23,167	25,816
Service, rental and maintenance	11,898	11,117	34,510	33,376
Selling and marketing	5,955	6,572	18,912	20,409
General and administrative	10,593	10,410	31,542	31,883
Severance	12	141	9	1,645
Depreciation, amortization and accretion	3,229	3,413	9,787	10,608
Total operating expenses	39,326	39,524	117,927	123,737
% of total revenue	86.7%	85.6%	87.1%	87.0%
Operating income	6,029	6,657	17,450	18,552
% of total revenue	13.3%	14.4%	12.9%	13.0%
Interest income	67	1	176	3
Other income	85	784	443	1,110
Income before income tax expense	6,181	7,442	18,069	19,665
Income tax expense	(2,123)	(3,222)	(7,116)	(8,150)
Net income	$4,058	$4,220	$10,953	$11,515
Basic net income per common share	$0.20	$0.20	$0.53	$0.53
Diluted net income per common share	$0.20	$0.20	$0.53	$0.53
Basic weighted average common shares outstanding	20,517,419	21,301,311	20,581,586	21,623,612
Diluted weighted average common shares outstanding	20,532,345	21,315,685	20,596,050	21,638,973
Key statistics:
Units in service	1,124	1,192	1,144	1,211
Average revenue per unit (ARPU)	$7.63	$7.82	$7.70	$7.85
Bookings	$18,659	$16,746	$53,829	$55,514
Backlog	$38,812	$41,639	$38,812	$41,639

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (a)
(Unaudited and in thousands except share, per share amounts and ARPU)

	For the three months ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Revenue:
Wireless	$27,024	$27,859	$28,172	$28,727	$29,375	$30,222	$30,690	$31,678
Software	18,331	16,776	17,216	18,612	16,806	17,747	17,448	19,591
Total revenue	45,355	44,635	45,388	47,339	46,181	47,969	48,138	51,269
Operating expenses:
Cost of revenue	7,639	7,513	8,017	8,035	7,871	9,131	8,813	10,571
Service, rental and maintenance	11,898	11,399	11,213	11,024	11,117	11,003	11,256	11,285
Selling and marketing	5,955	6,429	6,529	7,036	6,572	6,790	7,048	7,915
General and administrative	10,593	10,439	10,510	10,276	10,410	10,472	11,001	11,905
Severance	12	—	(4)	1,056	141	1,504	—	926
Depreciation, amortization and accretion	3,229	3,235	3,323	3,362	3,413	3,448	3,747	4,049
Total operating expenses	39,326	39,015	39,588	40,789	39,524	42,348	41,865	46,651
% of total revenue	86.7%	87.4%	87.2%	86.2%	85.6%	88.3%	87.0%	91.0%
Operating income	6,029	5,620	5,800	6,550	6,657	5,621	6,273	4,618
% of total revenue	13.3%	12.6%	12.8%	13.8%	14.4%	11.7%	13.0%	9.0%
Interest income (expense), net	67	61	49	13	1	3	(1)	(262)
Other income (expense), net	85	104	254	71	784	264	60	(188)
Income before income tax expense	6,181	5,785	6,103	6,634	7,442	5,888	6,332	4,168
Income tax benefit (expense)	(2,123)	(2,334)	(2,659)	66,087	(3,222)	(2,512)	(2,415)	2,744
Net income	$4,058	$3,451	$3,444	$72,721	$4,220	$3,376	$3,917	$6,912
Basic net income per common share	$0.20	$0.17	$0.17	$3.47	$0.20	$0.16	$0.18	$0.32
Diluted net income per common share	$0.20	$0.17	$0.17	$3.47	$0.20	$0.16	$0.18	$0.32
Basic weighted average common shares outstanding	20,517,419	20,544,327	20,683,719	20,927,590	21,301,311	21,677,299	21,898,792	21,554,746
Diluted weighted average common shares outstanding	20,532,345	20,559,018	20,697,192	20,941,360	21,315,685	21,692,976	21,914,796	21,570,522
Key statistics:
Units in service	1,124	1,144	1,153	1,173	1,192	1,211	1,230	1,256
Average revenue per unit (ARPU)	$7.63	$7.71	$7.77	$7.79	$7.82	$7.86	$7.91	$7.92
Bookings	$18,659	$20,063	$15,106	$18,511	$16,746	$21,027	$17,740	$22,272
Backlog	$38,812	$39,475	$36,766	$38,650	$41,639	$43,524	$40,551	$42,391

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (a)
(In thousands)

	9/30/2016	12/31/2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$122,461	$111,332
Accounts receivable, net	23,382	22,638
Prepaid expenses and other	4,293	5,352
Inventory	2,100	2,291
Total current assets	152,236	141,613
Property and equipment, net	13,672	15,386
Goodwill	133,031	133,031
Other intangible assets, net	11,810	14,964
Deferred income tax assets, net	77,795	83,983
Other assets	2,588	1,445
Total assets	$391,132	$390,422
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$7,238	$9,247
Accrued compensation and benefits	11,471	10,864
Deferred revenue	30,183	27,045
Total current liabilities	48,892	47,156
Deferred revenue	712	741
Other long-term liabilities	9,074	8,972
Total liabilities	58,678	56,869
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	106,342	110,435
Retained earnings	226,110	223,116
Total stockholders' equity	332,454	333,553
Total liabilities and stockholders' equity	$391,132	$390,422

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (a)
(Unaudited and in thousands)

	For the six months ended
	9/30/2016	9/30/2015
Cash flows from operating activities:
Net income	$10,953	$11,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	9,787	10,608
Amortization of deferred financing costs	—	—
Deferred income (benefit) tax expense	6,188	6,989
Stock based compensation	2,067	1,497
Provisions for doubtful accounts, service credits and other	645	1,040
Adjustments of non-cash transaction taxes	(214)	(530)
Loss/(Gain) on disposals of property and equipment	3	(794)
Changes in assets and liabilities:
Accounts receivable	(1,389)	1,896
Prepaid expenses, intangible assets and other assets	27	1,878
Accounts payable and accrued liabilities	(1,402)	(4,621)
Customer deposits and deferred revenue	3,109	4,002
Other long-term liabilities	(336)	45
Net cash provided by operating activities	29,438	33,525
Cash flows from investing activities:
Purchases of property and equipment	(4,378)	(4,450)
Proceeds from disposals of property and equipment	1	807
Net cash used in investing activities	(4,377)	(3,643)
Cash flows from financing activities:
Cash distributions to stockholders	(7,718)	(8,739)
Purchase of common stock (including commissions)	(6,214)	(11,804)
Employee stock based compensation tax withholding	—	(3,825)
Net cash used in financing activities	(13,932)	(24,368)
Net increase in cash and cash equivalents	11,129	5,514
Cash and cash equivalents, beginning of period	111,332	107,869
Cash and cash equivalents, end of period	$122,461	$113,383
Supplemental disclosure:
Income taxes paid	$681	$1,169

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONSOLIDATED REVENUE
SUPPLEMENTAL INFORMATION (a)
(Unaudited and in thousands)

	For the three months ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Revenue
Paging	$25,944	$26,564	$27,101	$27,637	$28,196	$28,782	$29,491	$30,071
Non-paging	1,080	1,295	1,071	1,090	1,179	1,440	1,199	1,607
Total wireless revenue	$27,024	$27,859	$28,172	$28,727	$29,375	$30,222	$30,690	$31,678

Subscription	560	503	498	471	392	419	398	365
License	1,842	1,691	1,593	2,733	1,457	3,011	2,595	3,474
Services	5,578	4,202	4,315	4,610	4,600	4,609	5,018	5,579
Equipment	1,091	1,250	1,729	1,764	1,434	1,301	1,374	2,145
Operations revenue	$9,071	$7,646	$8,135	$9,578	$7,883	$9,340	$9,385	$11,563

Maintenance revenue	$9,260	$9,130	$9,081	$9,034	$8,923	$8,407	$8,063	$8,028
Total software revenue	$18,331	$16,776	$17,216	$18,612	$16,806	$17,747	$17,448	$19,591

Total revenue	$45,355	$44,635	$45,388	$47,339	$46,181	$47,969	$48,138	$51,269

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
CONSOLIDATED OPERATING EXPENSES
SUPPLEMENTAL INFORMATION (a)
(Unaudited and in thousands)

	For the three months ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Cost of revenue
Payroll and related	$4,468	$4,406	$4,634	$4,414	$4,277	$4,274	$4,157	$4,222
Cost of sales	2,480	2,227	2,673	2,902	2,549	3,801	3,620	5,225
Stock based compensation	57	58	49	33	33	34	34	81
Other	634	822	661	686	1,012	1,022	1,002	1,043
Total cost of revenue	7,639	7,513	8,017	8,035	7,871	9,131	8,813	10,571
Service, rental and maintenance
Payroll and related	5,582	5,125	5,072	4,815	4,613	4,555	4,652	4,533
Site rent	3,626	3,668	3,660	3,663	3,763	3,783	3,766	3,834
Telecommunications	1,162	1,127	1,222	1,218	1,392	1,288	1,343	1,487
Stock based compensation	61	63	52	29	29	29	29	30
Other	1,467	1,416	1,207	1,299	1,320	1,348	1,466	1,401
Total service, rental and maintenance	11,898	11,399	11,213	11,024	11,117	11,003	11,256	11,285
Selling and marketing
Payroll and related	3,502	3,510	3,666	3,780	3,664	3,732	3,916	3,945
Commissions	1,317	1,559	1,525	1,754	1,858	1,792	1,836	2,481
Stock based compensation	75	75	48	(7)	16	51	51	131
Other	1,061	1,285	1,290	1,509	1,034	1,215	1,245	1,358
Total selling and marketing	5,955	6,429	6,529	7,036	6,572	6,790	7,048	7,915
General and administrative
Payroll and related	4,142	4,306	4,392	4,029	4,320	4,611	4,879	4,737
Stock based compensation	507	534	488	316	316	548	329	780
Facility rent	848	810	839	856	868	841	941	830
Outside services	1,946	1,921	1,726	1,783	1,864	1,728	1,786	1,786
Taxes, licenses and permits	1,164	1,060	1,055	1,132	1,068	1,150	1,125	1,283
Other	1,986	1,808	2,010	2,160	1,974	1,594	1,941	2,489
Total general and administrative	10,593	10,439	10,510	10,276	10,410	10,472	11,001	11,905
Severance	12	—	(4)	1,056	141	1,504	—	926
Depreciation, amortization and accretion	3,229	3,235	3,323	3,362	3,413	3,448	3,747	4,049
Operating expenses	$39,326	$39,015	$39,588	$40,789	$39,524	$42,348	$41,865	$46,651
Capital expenditures	$1,396	$1,537	$1,445	$2,024	$1,318	$1,992	$1,040	$1,352

(a) Slight variations in totals are due to rounding.

SPOK HOLDINGS, INC.
UNITS IN SERVICE ACTIVITY, MARKET SEGMENT, CHURN
AND AVERAGE REVENUE PER UNIT (ARPU) (a)
(Unaudited and in thousands)

	For the three months ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Paging units in service
Beginning units in service (000's)	1,144	1,153	1,173	1,192	1,211	1,230	1,256	1,274
Gross placements	34	39	28	31	36	40	29	35
Gross disconnects	(54)	(48)	(48)	(50)	(55)	(59)	(55)	(53)
Net change	(20)	(9)	(20)	(19)	(19)	(19)	(26)	(18)
Ending units in service	1,124	1,144	1,153	1,173	1,192	1,211	1,230	1,256
End of period units in service % of total (b)
Healthcare	78.6%	78.2%	77.5%	77.0%	76.3%	75.9%	74.6%	74.1%
Government	6.7%	6.8%	6.9%	7.2%	7.2%	7.3%	7.6%	7.8%
Large enterprise	6.5%	6.6%	6.9%	6.9%	7.1%	7.3%	7.6%	7.6%
Other(b)	8.2%	8.3%	8.7%	9.0%	9.3%	9.5%	10.2%	10.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Account size ending units in service (000's)
1 to 100 units	110	114	118	123	128	134	139	145
101 to 1,000 units	222	228	238	243	250	256	266	277
>1,000 units	792	802	797	807	814	821	825	834
Total	1,124	1,144	1,153	1,173	1,192	1,211	1,230	1,256
Account size net loss rate(c)
1 to 100 units	(3.5)%	(4.0)%	(4.3)%	(3.9)%	(4.4)%	(3.4)%	(4.3)%	(4.7)%
101 to 1,000 units	(2.6)%	(4.0)%	(2.0)%	(2.9)%	(2.4)%	(3.8)%	(3.8)%	(1.9)%
>1,000 units	(1.2)%	0.6%	(1.2)%	(0.9)%	(0.8)%	(0.6)%	(1.1)%	(0.7)%
Total	(1.7)%	(0.8)%	(1.7)%	(1.6)%	(1.5)%	(1.6)%	(2.1)%	(1.4)%
Account size ARPU
1 to 100 units	$12.34	$12.48	$12.57	$12.52	$12.49	$12.57	$12.58	$12.50
101 to 1,000 units	8.64	8.65	8.70	8.65	8.69	8.72	8.74	8.76
>1,000 units	6.68	6.75	6.77	6.79	6.80	6.81	6.84	6.83
Total	$7.63	$7.71	$7.77	$7.79	$7.82	$7.86	$7.91	$7.92

(a) Slight variations in totals are due to rounding.
(b) Other includes hospitality, resort and indirect units
(c) Net loss rate is net current period placements and disconnected units in service divided by prior period ending units in service.

SPOK HOLDINGS, INC.
RECONCILIATION FROM NET INCOME TO EBITDA (a)
(Unaudited and in thousands)

	For the three months ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Reconciliation of net income to EBITDA (b) (c):
Net income	$4,058	$3,451	$3,444	$72,721	$4,220	$3,376	$3,917	$6,912
Plus: Income tax expense	2,123	2,334	2,659	(66,087)	3,222	2,512	2,415	(2,744)
Plus (Less): Other expense (income)	(85)	(104)	(254)	(71)	(784)	(264)	(60)	188
Plus (Less): Interest expense (income)	(67)	(61)	(49)	(13)	(1)	(3)	1	262
Operating income	6,029	5,620	5,800	6,550	6,657	5,621	6,273	4,618
Plus: depreciation, amortization and accretion	3,229	3,235	3,323	3,362	3,413	3,448	3,747	4,049
EBITDA	$9,258	$8,855	$9,123	$9,912	$10,070	$9,069	$10,020	$8,667

	For the nine months ended
	9/30/2016	9/30/2015
Reconciliation of net income to EBITDA (b) (c):
Net income	$10,953	$11,515
Plus: Income tax expense	7,116	8,150
Plus: Other expense	(443)	(1,110)
Plus: Interest expense	(176)	(3)
Operating income	17,450	18,552
Plus: depreciation, amortization and accretion	9,787	10,608
EBITDA	$27,237	$29,160

(a) Slight variations in totals are due to rounding.
(b) EBITDA or earnings before interest, taxes, depreciation, amortization and accretion is a non-GAAP measure and is presented for analytical purposes only.
(c) EBITDA is the starting point for calculation of operating cash flow for purposes of the Company’s short term and long term incentive plans. Management and the Board of Directors also rely on EBITDA for purposes of determining the Company’s capital allocation policies.